Exhibit 2.6

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF IMMERSED INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Immersed Inc., a corporation organization under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: The present name of the corporation is Immersed Inc. (the “Corporation”). The Corporation was incorporated under the name “AraJoy, Inc.” by the filing of its original certificate incorporation (as amended, the “Original Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on January 4, 2017. The Corporation subsequently changed its name to “Immersed Inc.” by filing a certificate of amendment to its certificate of incorporation with the Delaware Secretary of State on November 29, 2017. The Corporation subsequently amended and restated the certificate of incorporation by filing an Amended and Restated Certificate of Incorporation of the Corporation with the Delaware Secretary of State on May 13, 2021 (the “Amended and Restated Certificate of Incorporation”). The Corporation filed its Certificate of Designation of Series 1 Convertible Preferred Stock with the Delaware Secretary of State on May 13, 2021, and amended the same by Certificate of Amendment of Certificate of Designation of Series 1 Convertible Preferred Stock on November 22, 2021. The Corporation subsequently amended the Amended and Restated Certificate of Incorporation of the Corporation by filing a certificate of amendment to its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on October 24, 2023.

SECOND: This Second Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation, was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with the provisions of Sections 242 and 245 of the DGCL and by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Immersed Inc.

ARTICLE II

AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,002,569,762, which shall be divided into two classes as follows: (a) 823,569,762 shares of Common Stock, par value $0.00001 per share (“Common Stock”), of which (i) 42,186,380 shares shall be designated as Series A Common Stock (the “Series A Common Stock”), (ii) 666,332,441 shares shall be designated as Series B Common Stock (the “ Series B Common Stock”), (iii) 75,833,333 shares shall be designated as Series C Common Stock (the “Series C Common Stock”), and (iv) the remaining shall be undesignated; and (b) 179,000,000 shares of Preferred Stock, par value $0.00001 per share (“Preferred Stock”), of which (i) 166,305,280 shares shall be designated as Series 1 Convertible Preferred Stock (the “Series 1 Preferred Stock”), and (ii) the remaining shall be undesignated.

Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation, upon this Second Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the DGCL (the “Effective Time”), each (i) share of common stock of the Corporation, par value $0.00001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as, changed and subdivided into twenty (20) shares of Series B Common Stock, and any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Series B Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by twenty (20), and (ii) each share of Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically reclassified as and subdivided into twenty (20) shares of Series 1 Preferred Stock, and any stock certificate that, immediately prior to the Effective Time, represented shares of Series 1 Preferred Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Series 1 Preferred Stock as equals the product obtained by multiplying the number of shares of Series 1 Preferred Stock represented by such certificate immediately prior to the Effective Time by twenty (20).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of Common Stock voting separately as a class shall be required therefor.

The following is a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.           COMMON STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to Sections and Subsections in this Part A of this Article IV.

1.            General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences, and special rights of the holders of the Preferred Stock set forth herein. Except as expressly set forth in this Article IV or required by applicable law, shares of Series A Common Stock, Series B Common Stock, and Series C Common Stock shall have the same powers, preferences, and relative, participating, optional, special, or other rights, if any, and the same qualifications, limitations, or restrictions, if any, and be identical in all respects as to all matters.

2.            Dividend Rights. Subject to the rights of holders of Preferred Stock as to dividends, the holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors and available for distribution to the holders of Common Stock; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Series A Common Stock shall receive shares of Series A Common Stock or rights to acquire shares of Series A Common Stock, as the case may be, the holders of shares of Series B Common Stock shall receive shares of Series B Common Stock or rights to acquire shares of Series B Common Stock, as the case may be, and the holders of shares of Series C Common Stock shall receive shares of Series C Common Stock or rights to acquire shares of Series C Common Stock, as the case may be.

3.            Voting Rights.

3.1            Series A Common Stock. Shares of Series A Common Stock are non-voting stock. No holder of shares of Series A Common Stock, as such, shall be entitled to vote on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), except as required by law.

3.2            Series B Common Stock. Each holder of shares of Series B Common Stock shall be entitled to vote on all matters presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), voting together with the holders of Series C Common Stock as a single class, and shall be entitled to one (1) vote for each one (1) share of Series B Common Stock held as of the record date for the determination of the stockholders entitled to vote; provided, however, that, except as otherwise required by law, holders of shares of Series B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

3.3            Series C Common Stock. Each holder of shares of Series C Common Stock shall be entitled to vote on all matters presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), voting together with the holders of shares of Series B Common Stock as a single class, and shall be entitled to ten (10) votes for each one (1) share of Series C Common Stock held as of the record date for the determination of the stockholders entitled to vote; provided, however, that, except as otherwise required by law, holders of shares of Series C Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL.

4.            Liquidation Rights. Subject to the rights of holders of shares of Preferred Stock as to liquidation, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, winding up of the Corporation or any Deemed Liquidation Event (as defined below), the holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of shares of Common Stock.

5.            Conversion of the Series C Common Stock. Shares of Series C Common Stock shall be convertible into Series B Common Stock, as follows:

5.1            Optional Conversion. Each outstanding share of Series C Common Stock shall be convertible into one fully paid and nonassessable share of Series B Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any record holder of shares of Series C Common Stock shall be entitled to convert any of such holder’s shares of Series C Common Stock into shares of Series B Common Stock, such holder shall deliver an instruction, duly signed at the principal corporate office of the Corporation or of any transfer agent for the shares of Series C Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Series B Common Stock issuable on conversion thereof are to be registered on the books of the Corporation. The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Series B Common Stock to which such record holder of shares of Series C Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation, and the person or persons entitled to receive the shares of Series B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series B Common Stock as of such date.

5.2            Automatic Conversion. Each outstanding share of Series C Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one fully-paid, nonassessable share of Series B Common Stock, at the earliest to occur of:

(a)            immediately prior to the close of business at the principal corporate office of the Corporation on the seventh anniversary of the date of the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of a class or series of Common Stock, or successor equity, to the public (the “IPO Closing Date”);

(b)            immediately prior to the close of business at the principal corporate office of the Corporation on the seventh anniversary of the date of the effectiveness of the registration statement in connection with the initial listing of the Common Stock (or other equity securities of the Corporation) on the Nasdaq Stock Market, New York Stock Exchange or another exchange or marketplace approved by the Board of Directors of the Corporation by means of an effective registration statement filed by the Corporation with the Securities and Exchange Commission, without a related underwritten offering of such Common Stock (or other equity securities) (a “Direct Listing”);

(c)            immediately prior to the close of business at the principal corporate office of the Corporation on the seventh anniversary of the date of the consummation of a transaction or series of related transactions by merger, consolidation, share exchange, or otherwise of the Corporation with a publicly-traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors of the Corporation (such transaction or series of related transactions, the “SPAC Transaction”);

(d)           the date and time, or upon the occurrence of an event, specified in a written conversion election delivered by the holders of a majority of the voting power of the shares of Series C Common Stock electing to convert all shares of Series C Common Stock; or

(e)           upon the Transfer of such shares of Series C Common Stock; provided, however, that a Permitted Transfer shall not trigger such automatic conversion.

The first to occur of any of the events referred to in (a), (b), (c), (d) and (e) above are referred to herein as a “Series C Common Stock Automatic Conversion Event.” The Corporation shall provide notice of a Series C Common Stock Automatic Conversion Event pursuant to this Section 5.2 to record holders of such shares of Series C Common Stock as soon as practicable following the Series C Common Stock Automatic Conversion Event. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the Series C Common Stock Automatic Conversion Event. Upon and after the Series C Common Stock Automatic Conversion Event, the person registered on the Corporation’s books as the record holder of the shares of Series C Common Stock so converted immediately prior to the Series C Common Stock Automatic Conversion Event shall be registered on the Corporation’s books as the record holder of the shares of Series B Common Stock issued upon conversion of such shares of Series C Common Stock, without further action on the part of the record holder thereof. Immediately upon the effectiveness of the Series C Common Stock Automatic Conversion Event, the rights of the holders of shares of Series C Common Stock as such shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Series B Common Stock into which such shares of Series C Common Stock were converted.

5.3            Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law, the Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), relating to the conversion of shares of the Series C Common Stock into shares of Series B Common Stock and the multiple class common stock structure contemplated by the Certificate of Incorporation, as it may deem necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within ten (10) days after the date of such request furnish sufficient (as determined by the Board of Directors) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, any such shares of Series C Common Stock, to the extent not previously converted, shall be automatically converted into shares of Series B Common Stock and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at a meeting of stockholders or in connection with any written consent and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

5.4            Definitions.

5.4.1            “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder, the spouse, ex-spouse, domestic partner, parents, grandparents, lineal descendants, siblings, and lineal descendants of siblings of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

5.4.2            “Incompetency” shall mean permanent and total disability such that a stockholder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute as to whether a stockholder suffers from Incompetency, no Incompetency of such stockholder shall be deemed to have occurred unless and until an affirmative ruling regarding such Incompetency has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

5.4.3            “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

5.4.4            “Permitted Entity” shall mean with respect to a Qualified Stockholder:

(a)            a trust solely for the benefit of (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder, (iii) any other Permitted Entity of such Qualified Stockholder and/or (iv) such other beneficiaries as approved by a disinterested majority of the Board of Directors;

(b)            a corporation, partnership, or limited liability company in which such holder of Series C Common Stock (a “Series C Stockholder”) directly, or indirectly through one or more Permitted Entities, owns an ownership interest with sufficient Voting Control in such entity, or otherwise has legally enforceable rights, such that the Series C Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Series C Common Stock held by such entity; provided that in the event the Series C Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Series C Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Series C Common Stock held by such entity, each share of Series C Common Stock then held by such entity shall automatically convert into one fully paid and nonassessable share of Series B Common Stock;

(c)            a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust;

(d)            an individual retirement account, as defined in Section 308(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Series C Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 301 of the Code; provided that in each case such Series C Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series C Common Stock held in such account, plan or trust, and provided, further, that in the event the Series C Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Series C Common Stock held by such account, plan or trust, each share of Series C Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Series B Common Stock;

(e)            any other entity approved by a disinterested majority of the Board of Directors.

5.4.5            “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Series C Common Stock:

(a)            by a Qualified Stockholder to any Family Member or Permitted Entity of such Qualified Stockholder; provided that, such Transfer does not involve any payment of cash, securities, property or other consideration to the Qualified Stockholder, and provided, further, that the transferring Qualified Stockholder must retain Voting Control of the shares of Series C Common Stock Transferred in accordance with this Section 5.4.5;

(b)            by a Family Member or Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder, or (B) any other Permitted Entity of such Qualified Stockholder; provided that, in each case, such Qualified Stockholder must retain Voting Control of the shares of Series C Common Stock Transferred in accordance with this Section 5.4.5(b); or

(c)            any transfer approved by a disinterested majority of the Board of Directors.

5.4.6            “Permitted Transferee” shall mean a transferee of shares of Series C Common Stock received in a Transfer that constitutes a Permitted Transfer.

5.4.7            “Permitted Trust” shall mean

(a)            a trust for the benefit of such Qualified Stockholder and for the benefit of no other person, and over which such Qualified Stockholder has dispositive or joint power and Voting Control;

(b)            a trust for the benefit of persons other than the Qualified Stockholder so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series C Common Stock held by such trust; and

(c)            a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of Section 2702(b)(1) of the Code or a reversionary interest so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Series C Common Stock held by such trust; provided that, in each case, such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder, and, provided, further, that, in each case, in the event and at such time as such Qualified Stockholder is no longer the exclusive beneficiary of such trust or no longer holds dispositive or joint power and Voting Control, such trust shall cease to be a “Permitted Transferee” and each share of Series C Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Series C Common Stock.

5.4.8            “Qualified Stockholder” shall mean (a) the record holder of a share of Series C Common Stock and (b) a Permitted Transferee.

5.4.9            “Transfer” of a share of Series C Common Stock shall mean, directly or indirectly, any sale, exchange, issuance, assignment, distribution, encumbrance, gift, pledge, retirement, resignation, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, (a) assignment and distribution resulting from death, Incompetency, bankruptcy, liquidation and dissolution, (b) following an initial public offering by the Corporation, a transfer of a share of Series C Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or (c) following an initial public offering by the Corporation, the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise, but excluding any proxy given by a stockholder pursuant to the Corporation’s form of stock option agreement or stock option exercise agreement, unless the Board of Directors, in their sole and absolute discretion and prior to the occurrence of a “Transfer,” in a valid board action referring to this subsection of this Certificate of Incorporation, decide that a waiver of the conversion provisions should take place for a particular transaction and that, as a result, such transaction shall not constitute a “Transfer”; provided, however, that the following shall not be considered a “Transfer”: (i) the grant of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors (if action by written consent of stockholders is permitted at such time under the Certificate of Incorporation); (ii) the pledge of shares of Series C Common Stock by the holder of such share of Series C Common Stock that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the holder of shares of Series C Common Stock continues to exercise full Voting Control over such pledged shares, provided, however, that a foreclosure on such shares of Series C Common Stock or other similar action by the pledge shall constitute a “Transfer;” or (iii) the fact that, as of the filing date of this Certificate of Incorporation or at any time after the filing date of this Certificate of Incorporation, the spouse of any holder of shares of Series C Common Stock possesses or obtains an interest in such holder’s shares of Series C Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstances shall exist or have occurred that constitutes a “Transfer” of such shares of Class C Common Stock. Notwithstanding, a “Transfer” shall also be deemed to have occurred with respect to a share of Series C Common Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that are holders of voting securities of any such entity or Parent of such entity.

5.4.10           “Voting Control” shall mean, with respect to a share of Series C Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement, or otherwise.

5.5            Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series B Common Stock, solely for the purpose of effecting the conversion of the shares of Series C Common Stock, such number of shares of Series B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Common Stock into shares of Series B Common Stock. The Corporation shall take all such actions as may be necessary to assure that all such shares of Series B Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Series B Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series C Common Stock.

5.6            No Reissuance of Series C Common Stock. No share or shares of Series C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

B.            PREFERRED STOCK

The shares of the Preferred Stock shall have the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, set forth in this Part B of this Article IV. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article IV refer to Sections and Subsections in this Part B of this Article IV.

1.            Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV, the Board of Directors is hereby authorized to provide by resolution and by causing the filing of an amendment or amendment and restatement to this Second Amended and Restated Certificate of Incorporation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

2.            Rank. With respect to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all shares of the Series 1 Preferred Stock shall rank senior to the Common Stock and any other class of securities that is specifically designated as junior to the Series 1 Preferred Stock (collectively, the “Junior Securities”).

3.            Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series 1 Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series 1 Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series 1 Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series 1 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series 1 Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series 1 Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Series 1 Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series 1 Preferred Stock dividend. The “Series 1 Original Issue Price” shall mean, with respect to the Series 1 Preferred Stock, $4.11107 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series 1 Preferred Stock.

4.            Liquidation; Deemed Liquidation Event.

4.1            Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation Event, as defined below, a “Liquidation”), the holders of shares of Series 1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per share in cash equal to the greater of (i) the Series 1 Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series 1 Preferred Stock been converted into Common Stock pursuant to Section 5 below immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). In the event of such Liquidation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Series 1 Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to this Section 3.1, as the case may be, shall be distributed among the holders of Junior Securities, pro rata based on the number of shares held by each such holder.

4.2            Deemed Liquidation Event. Each of the following events shall be considered a “Deemed Liquidation Event”:

(a)            a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which

(i)	the Corporation is a constituent party, or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication, or continuance;

except any such merger, consolidation, statutory conversion, transfer, domestication, or continuance involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority, by voting power, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity, or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or

(b)            (i) the sale lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

4.3            Effecting a Deemed Liquidation Event. Upon the consummation of any such Deemed Liquidation Event, the holders of the Series 1 Preferred Stock shall, in consideration for cancellation of their shares, be entitled to the same rights such holders are entitled to under Section 3.1 upon the occurrence of a Liquidation, including the right to receive the full payment from the Corporation of the Liquidation Amount payable with respect to the Series 1 Preferred Stock under Section 3.1.

(a)            The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 4.2(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Transaction Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Section 4.1.

(b)            In the event of a Deemed Liquidation Event pursuant to Section 4.2(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Transaction Agreement shall provide that:

(i)	the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3.1 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and

(ii)	any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 3.1 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

For the purposes of Section 4.2, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration. Notwithstanding the foregoing, nothing in Section 4.2 shall limit in any respect the right of any holder of Series 1 Preferred Stock to elect the benefits of this Section 4 in connection with any Liquidation.

4.4            Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series 1 Preferred Stock the full preferential amount to which they are entitled under Section 4, (a) the holders of Series 1 Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full Liquidation Amounts which would otherwise be payable in respect of the Series 1 Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

4.5            Notice. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series 1 Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders upon consummation of the proposed action and the date of delivery thereof. If any material changes in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of such material change.

5.            Voting.

5.1            Voting Generally. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series 1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Series B Common Stock into which the shares of Series 1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Series 1 Preferred Stock shall vote together with the holders of voting Common Stock as a single class and on an as-converted to Common Stock basis.

5.2            Election of Directors. (a) The holders of record of the Series 1 Preferred Stock representing at least a majority of the votes attributable to all then issued and outstanding Series 1 Preferred Stock, voting on an as-converted basis and exclusively and as a separate class, shall be entitled by vote or written consent to elect one director of the Corporation (the “Preferred Stock Director”), and (b) the holders of record of shares of Series B Common Stock and shares of Series C Common Stock representing at least a majority of the voting power of the then issued and outstanding shares of Series B Common Stock and shares of Series C Common Stock, voting together as a single class, shall be entitled by vote or written consent to elect two directors of the Corporation, one of whom shall qualify as an independent director (i.e., an individual with no material relationship with the Corporation that might interfere with independent judgment in carrying out his/her responsibilities as a director); provided, however, that any initial director or directors that any class or classes or series of capital stock of the Corporation shall be entitled to elect in accordance with the foregoing may also be appointed by the Board of Directors, regardless of whether any such sitting directors are elected by any particular class or classes or series of capital stock, without any action by the holders of such class or classes or series of capital stock. Any director elected (or appointed) pursuant to the foregoing may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, either at a duly called special meeting or by written consent. At any time when less than 19,956,634 shares of Series 1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series 1 Preferred Stock) are issued and outstanding, the then-serving Preferred Stock Director may be removed by the holders of record of shares of Series B Common Stock representing at least a majority of the then issued and outstanding shares of Series B Common Stock, voting exclusively and as a separate class, and the holders of record of the shares of Series B Common Stock, exclusively and as a separate class, shall be entitled to elect the Preferred Stock Director.

Except as otherwise contemplated in this Section 4.2, if the holders of shares of Series 1 Preferred Stock (or the holders of shares of Series B Common Stock, as applicable) fail to elect the Preferred Stock Director (and to the extent the Preferred Stock Director seat is not otherwise filled by a director appointed by the Board of Directors in accordance with this Section 4.2), then the Preferred Stock Director seat shall remain unfilled until such time as the holders of the shares of Series 1 Preferred Stock (or the holders of shares of Series B Common Stock, as applicable) elect a person to fill such Preferred Stock Director seat by vote or written consent in lieu of a meeting; and, except as stated above, no such Preferred Stock Director seat may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such Preferred Stock Director seat, voting exclusively and as a separate class.

5.3            Series 1 Preferred Stock Protective Provisions. Subject to the expiration upon the earliest to occur of either (i) the Corporation raising, in one or more transactions, equity or equity-linked financing (including in connection with an offering under Regulation A, Tier 2, Regulation Crowdfunding, or Regulation D) yielding at least $15,000,000 in gross proceeds in the aggregate, provided that, for purposes of determining whether the $15,000,000 aggregate gross-proceeds threshold set forth in this clause (i) has been satisfied, only the gross proceeds of equity or equity-linked financings consummated by the Corporation on or after November 1, 2024 shall be taken into account, or (ii) at any time when less than 19,956,634 shares of Series 1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series 1 Preferred Stock) are issued and outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation of the Corporation) the written consent or affirmative vote of the Preferred Stock Director given in writing or by vote at a meeting, consenting or voting (as the case may be):

(a)            liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing, unless the aggregate consideration payable to the Corporation and/or its stockholders is at least $140,000,000;

(b)            amend, alter, or repeal any provision of this Certificate of Incorporation of the Corporation or the Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series 1 Preferred Stock;

(c)            (i) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series 1 Preferred Stock with respect to its rights, preferences and privileges, or (ii) increase the authorized number of shares of Series 1 Preferred Stock or any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series 1 Preferred Stock with respect to its rights, preferences and privileges;

(d)            purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series 1 Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof, and (iv) redemptions, dividends or distributions made in proportion to each stockholders’ percentage ownership in the Corporation (on an as-converted to Common Stock basis) where the stockholders of the Corporation receive at least $140,000,000 in the aggregate; or

(e)            (i) create or adopt any equity (or equity-linked) compensation plan, or (ii) amend any such plan to increase the number of shares authorized for issuance thereunder.

6.            Conversion of Series 1 Preferred Stock. The Series 1 Preferred Stock shall be convertible into shares of Series B Common Stock, as follows:

6.1            Optional Conversion. Subject to the provisions of this Section 6, at any time and from time to time, any holder of shares of Series 1 Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Series 1 Preferred Stock held by such holder into shares of Series B Common Stock.

6.2            Automatic Conversion. All outstanding shares of Series 1 Preferred Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into fully-paid, nonassessable shares of Series B Common Stock, at the earliest to occur of:

(a)            immediately prior to the close of business at the principal corporate office of the Corporation of the IPO Closing Date;

(b)            immediately prior to the effectiveness of a Direct Listing;

(c)            immediately prior to the consummation of SPAC Transaction; or

(d)            the date and time, or upon the occurrence of an event, specified by a vote or written consent of the holders of the majority of the outstanding shares of Series 1 Preferred Stock, voting together as a single class on an as-converted to shares of Series B Common Stock basis (the “Requisite Holders”).

Shares of Series 1 Preferred Stock shall be converted as provided in Sections 6.1 and 6.2 above, on a one to one and one-tenth basis (subject to equitable adjustments for any stock splits, recapitalizations, reclassifications or the like), such that each share of Series 1 Preferred Stock shall be converted into one and one-tenth (1.1) shares of Series B Common Stock. No fractional shares shall be issued to any registered holder of Series 1 Preferred Stock immediately prior to the conversion into shares of Series B Common Stock, and that instead of issuing such fractional shares to such holders, such fractional shares shall be rounded up to the next even number of shares of Series B Common Stock issued as a result of the conversion at no cost to the stockholder.

6.3            Procedures for Conversion; Effect of Conversion.

(a)            Procedures for Holder Conversion. In order to effectuate a conversion of shares of Series 1 Preferred Stock pursuant to Section 6.1, a holder shall (i) submit a written election to the Corporation that such holder elects to convert shares, the number of shares elected to be converted, and (ii) surrender, along with such written election, to the Corporation the certificate or certificates representing the shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such shares hereunder shall be deemed effective as of the date of surrender of such Series 1 Preferred Stock certificate or certificates or delivery of such affidavit of loss. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)            Effect of Conversion. All shares of Series 1 Preferred Stock converted as provided in Section 6.1 and Section 6.2 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Series B Common Stock in exchange therefor.

6.4            Reservation of Stock. The Corporation shall at all times when any shares of Series 1 Preferred Stock is outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series 1 Preferred Stock, such number of shares of Series B Common Stock issuable upon the conversion of all outstanding Series 1 Preferred Stock pursuant to this Section 6. The Corporation shall take all such actions as may be necessary to assure that all such shares of Series B Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Series B Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Series 1 Preferred Stock.

6.5            No Charge or Payment. The issuance of certificates for shares of Series B Common Stock upon conversion of shares of Preferred Stock pursuant to Section 6.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

7.            Reissuance of Preferred Stock. Any shares of Series 1 Preferred Stock redeemed, converted, or otherwise acquired by the Corporation or any subsidiary shall be cancelled and retired as authorized and issued shares of capital stock of the Corporation and no such shares shall thereafter be reissued, sold or transferred.

8.            Amendment and Waiver. No provision of Part B of this Article IV of the Certificate of Incorporation may be amended, modified or waived except by an instrument in writing executed by the Corporation and the Requisite Holders, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series 1 Preferred Stock.

ARTICLE V

BOARD OF DIRECTORS

1.            Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof, the Board of Directors shall consist of such number of directors as shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized.

2.            Directors.

(a)            Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office (other than any director elected by a separate vote of the holders of one or more outstanding series of Preferred Stock), even though less than a quorum of the Board of Directors. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(b)            Any director elected by the stockholders generally may be removed from office at any time, but only for cause and only by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon.

(c)            During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof, and upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

3.            Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

4.            Election: Annual Meeting of Stockholders.

(a)            Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

(b)            Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws of the Corporation.

(c)            Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix.

ARTICLE VI

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof, a special meeting of the stockholders of the Corporation may be called at any time only by the Board of Directors. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

ARTICLE VII

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VIII

AMENDMENT

1.            Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

2.            Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, but subject to the terms of any series of Preferred Stock then outstanding, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote) or the Bylaws of the Corporation, and in addition to any requirements of law, the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, any provision of the Bylaws of the Corporation.

ARTICLE IX

LIABILITY OF DIRECTORS AND OFFICERS

1.            No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

2.            Amendment or Repeal. Any amendment, alteration or repeal of this Article IX that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

ARTICLE X

CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) all are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article X will only be prospective and will not affect the rights under this Article X in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, the affirmative vote of the holders of a majority of the shares of Preferred Stock then outstanding will be required to amend or repeal, or to adopt any provisions inconsistent with this Article X.

ARTICLE XI

FORUM FOR ADJUDICATION OF DISPUTES

1.            Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

2.            Enforceability. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

* * *

3.            That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the DGCL.

4.            That this Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 29 day of December, 2025.

By:	/s/ Renji Bijoy
Name: Renji Bijoy
Title: Chief Executive Officer